EXHIBIT 23.1

                   Consent of Independent Public Accountants

We consent to the reference to our firm under the caption "Experts", in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Iron Mountain Incorporated and to the incorporation by reference therein of our reports dated February 28, 1997 (except for Note 12, as to which the date is September 26, 1997), and April 30, 1997 (except for Note 15, as to which the date is September 26, 1997) with respect to the financial statements of Arcus Technology Services, Inc. and Arcus Group, Inc., respectively, included in Iron Mountain Incorporated's Current Report on Form 8-K dated November 25, 1997, filed with the Securities and Exchange Commission.



                                                  Ernst & Young LLP

Dallas, Texas
December 2, 1997